UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 20, 2021

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	000-56163	81-4446064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania		19112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Loan and Servicing Agreement

On September 20, 2021, FS CREIT Finance MM-1 LLC (“MM-1”) as the borrower and portfolio asset servicer, FS CREIT Finance Holdings LLC (“FS Holdings”), Wells Fargo Bank, National Association, as the administrative agent and the collateral custodian, Massachusetts Mutual Life Insurance Company (“Mass Mutual”) and the other lenders from time to time party thereto (the “Lenders”), and Mass Mutual as the facility servicer, entered into a Loan and Servicing Agreement. Upon the terms and subject to the conditions of the Loan and Servicing Agreement, the Lenders have agreed to provide a secured loan facility (“Loan Facility”) to MM-1 to finance the acquisition and origination of commercial mortgage loan assets meeting specified eligibility criteria and concentration limits, pay transaction costs and fund distributions to FS Holdings (and ultimately to FS Credit Real Estate Income Trust, Inc.)

The Loan Facility (i) has a committed amount of $200 million with an option to increase to $250 million in the first 18 months and (ii) has a three year availability period extendable for one additional year (for an additional fee of 25 basis points) and an eight year final maturity. Outstanding loans bear interest at one month LIBOR plus a spread of 210 basis points per annum.

Under the Loan Facility, starting 18 months after the closing date, the full interest rate on outstanding loans will be payable on 85% of the commitments (“Minimum Usage Amount”) regardless of usage. The Loan Facility also has an unused commitment fee of 30 basis points per annum payable on: (i) during the first 18 months after the closing date, the unused commitment amounts and (ii) thereafter, the unused commitment amounts in excess of the Minimum Usage Amount.

The Loan Facility is subject to payment of a make-whole amount upon voluntary termination or reduction of the commitments. In the case of a termination, the make-whole amount is equal to the discounted present value of interest on the Minimum Usage Amount through the end of the availability period plus the discounted present value of the unused commitment fee through the end of the availability period.

The Loan and Servicing Agreement also contains representations, warranties, covenants, conditions, events of default and indemnities customary for agreements of this type. The Loan Facility does not include financial covenants other than a maximum loan to value test that starts at 85% and is subject to scheduled reductions. If that test is not met, cash from the loan assets is trapped and used to repay principal until the test is again met, with no additional borrowings available until the test is again met.

The material terms of the Loan and Servicing Agreement described above are qualified in their entirety by the agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Exhibits.

Exhibit No.	Description

2.1	Loan and Servicing Agreement, dated as of September 20, 2021, by and among FS CREIT Finance MM-1 LLC, Massachusetts Mutual Life Insurance Company and the other lenders from time to time, Wells Fargo Bank, National Association, and FS CREIT Finance Holdings, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date: September 24, 2021	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer and Secretary